NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE - FOR IMMEDIATE RELEASE

NORTHWESTERN REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS

Company reports GAAP diluted earnings per share of $0.73 for the second quarter 2016;
Reaffirms full year 2016 adjusted (non-GAAP) guidance of $3.20-$3.35 per diluted share; and
Declares a quarterly dividend of $0.50 per share payable September 30, 2016.

SIOUX FALLS, S.D. - July 22, 2016 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the quarter ended June 30, 2016. Net income for the quarter was $35.6 million, or $0.73 per diluted share, as compared with net income of $31.0 million, or $0.65 per diluted share, for the same period in 2015. This $4.6 million, or 14.8%, increase in net income is due to improvements in gross margin and income tax expense partially offset by higher operating expense. The higher operating expense is primarily the result of a $20.8 million insurance recovery that reduced operating expense in 2015.

"Although we experienced another quarter of unseasonably mild temperatures, we are pleased to deliver solid earnings to our investors while also delivering safe, reliable electric and gas service to our growing customer base,” said Bob Rowe, President and Chief Executive Officer.  “Our service territories in Montana, South Dakota and Nebraska continue to experience residential and commercial customer growth in excess of 1%.”

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2016	2015	2016	2015
Revenues	$293,120	$270,560	$625,659	$616,571
Cost of Sales	81,693	79,527	197,127	191,918
Gross Margin	211,427	191,033	428,532	424,653

Operating, general and administrative expense	72,579	61,720	152,440	142,843
Property and other taxes	35,208	32,454	70,629	65,241
Depreciation and depletion	39,898	35,727	79,788	71,546
Total Operating Expenses	147,685	129,901	302,857	279,630
Operating Income	63,742	61,132	125,675	145,023
Interest Expense, net	(26,421)	(22,943)	(50,930)	(46,058)
Other Income	1,195	995	4,297	1,660
Income Before Income Taxes	38,516	39,184	79,042	100,625
Income Tax Expense	(2,947)	(8,211)	(5,419)	(18,227)
Net Income	$35,569	$30,973	$73,623	$82,398
Basic: Average Shares Outstanding	48,309	47,044	48,275	47,011
Earnings per Share - Basic	$0.74	$0.66	$1.53	$1.75
Diluted: Average Shares Outstanding	$48,375	$47,288	$48,342	$47,258
Earnings per Share - Diluted	$0.73	$0.65	$1.52	$1.74

Dividends Declared per Common Share	$0.50	$0.48	$1.00	$0.96

NorthWestern Reports Second Quarter 2016 Financial Results
July 22, 2016

Significant items during the quarter include:

•
An increase in Net Income of $4.6 million, primarily due to improved gross margin (revenues less cost of sales), driven by the recognition of deferred revenue upon receipt of a Montana Public Service Commission (MPSC) final order related to a previously allowed lost revenue adjustment mechanism and an increase in South Dakota electric rates, and lower income tax expense. These improvements were partially offset by the inclusion of a $20.8 million recovery of environmental related costs in our second quarter of 2015 as a reduction of operating costs.

•	Issuance of $60 million of South Dakota First Mortgage Bonds at a fixed interest rate of 2.80% maturing in 2026, to refinance our 6.05%, $55 million First Mortgage Bonds due 2018.

Significant Earnings Drivers

Gross Margin
Consolidated gross margin for the three months ended June 30, 2016 was $211.4 million compared with $191.1 million for the same period in 2015. This $20.3 million increase was a result of a $27.3 million increase to items that have an impact on net income and $7.0 million decrease to items that are offset in operating expenses and income tax expense with no impact to net income.

Consolidated gross margin for items impacting net income increased $27.3 million, including:

•
$12.6 million increase driven by the recognition of $14.2 million of deferred revenue as a result of a MPSC final order in our tracker filings, which was offset in part by the elimination of the lost revenue adjustment mechanism decreasing the recovery of our fixed costs by approximately $1.6 million in the second quarter of 2016;

•	$10.0 million increase in South Dakota electric rates;

•
$6.1 million increase resulting from the inclusion in our 2015 results of an increase in supply costs due to the adjustment of the Qualified Facilities liability based on a review of contract assumptions;

•	$0.9 million increase in natural gas production revenue due to a change in interim rates based on actual costs;

•	$0.8 million increase due to an adjustment in the disallowance of modeling costs based on the MPSC final order received during the quarter; and

•	$0.3 million increase from higher electric residential and commercial volumes due primarily to customer growth. Warmer spring weather in South Dakota was offset by unfavorable weather in Montana.
These increases were offset in part by:

•	$1.3 million decrease in natural gas retail volumes due primarily to warmer spring weather partly offset by customer growth;

•	$0.7 million decrease due to lower demand to transmit energy across our transmission lines due to market pricing and other conditions; and

•	$1.4 million decrease to other miscellaneous margin items.

The change in consolidated gross margin for items that had no impact on net income (due to offsets in operating expenses or income tax expense) represented a $7.0 million decrease primarily due to the following:

NorthWestern Reports Second Quarter 2016 Financial Results
July 22, 2016

•	$5.9 million decrease in revenues from the conveyance of the Kerr facility to the Confederated Salish and Kootenai Tribe (CSKT) in September 2015 (offset by reduced operating expenses);

•
$2.7 million decrease in revenues for production tax credits flowed-through trackers associated with the Beethoven wind project, which is a reduction in our customers rates (offset by reduced income tax expense); and

•	$0.6 million decrease in revenues from natural gas gathering fees (offset by reduced operating expenses).
These decreases were offset in part by:

•	$2.2 million increase in revenues for property taxes included in trackers (offset by increased property tax expense).

Consolidated gross margin for the six months ended June 30, 2016 was $428.5 million compared with $424.7 million for the same period of 2015.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the three months ended June 30, 2016 were $72.6 million compared with $61.7 million for the same period in 2015. The $10.9 million increase was primarily due to:

•
$20.8 million increase due to the inclusion in our second quarter 2015 results of an insurance recovery, primarily associated with electric generation related environmental remediation costs incurred in prior periods; and

•
$1.6 million increase in non-employee directors deferred compensation, primarily due to an increase in our stock price during the quarter. Directors may defer their board fees into deferred shares held in a rabbi trust. If the market value of our stock goes up, deferred compensation expense increases; however, we account for the deferred shares as trading securities and their increase in value is also reflected in other income with no impact on net income.

These increases were offset in part by:

•	$5.6 million decrease in hydro operations costs in the current period is a result of the conveyance of Kerr to the CSKT in September 2015 (offset by reduced revenue discussed above);

•	$1.3 million lower distribution system infrastructure project related expenses;

•	$1.2 million lower bad debt expense, due to improved collection of receivables from customers;

•	$0.6 million decrease in natural gas gathering expense (offset by lower gathering fees discussed above); and

•	$2.8 million decrease in other miscellaneous expenses primarily due to cost control measures implemented in 2016.

Consolidated operating, general and administrative expenses for the six months ended June 30, 2016 was $152.4 million compared with $142.8 million for the same period of 2015.

Property and Other Taxes
Property and other taxes were $35.2 million for the three months ended June 30, 2016, as compared with $32.5 million in the same period of 2015. This increase was primarily due to plant additions and higher estimated property valuations in Montana, offset in part by a $0.3 million decrease from the conveyance of Kerr to the CSKT in September 2015. We estimate property

NorthWestern Reports Second Quarter 2016 Financial Results
July 22, 2016

taxes throughout each year and update to the actual expense when we receive our Montana property tax bills in November. In addition, under Montana law, we are allowed to track the increases in the actual level of state and local taxes and fees and recover these amounts. The MPSC has authorized recovery of approximately 60% of the estimated increase in our local taxes and fees (primarily property taxes) as compared to the related amount included in rates during our last general rate case.

Property and other taxes for the six months ended June 30, 2016 was $70.6 million compared with $65.2 million for the same period of 2015.

Depreciation and Depletion Expense
Depreciation and depletion expense was $39.9 million for the three months ended June 30, 2016, as compared with $35.7 million in the same period of 2015. This increase was primarily due to plant additions, including approximately $1.4 million of depreciation associated with the Beethoven wind project acquisition.

Depreciation and depletion expense for the six months ended June 30, 2016 was $79.8 million compared with $71.6 million for the same period of 2015.

Operating Income
Consolidated operating income for the three months ended June 30, 2016 was $63.7 million, as compared with $61.1 million in the same period of 2015. This increase was primarily due to the increase in gross margin offset in part by higher operating costs as discussed above.

Consolidated operating income for the six months ended June 30, 2016 was $125.7 million compared with $145.0 million for the same period of 2015.

Interest Expense
Consolidated interest expense for the three months ended June 30, 2016 was $26.4 million, as compared with $22.9 million in the same period of 2015. This increase was primarily due to $2.9 million interest accrued during the quarter associated with the MPSC disallowance of the 2013 Colstrip outage costs, increased debt outstanding associated with the September 2015 Beethoven wind project acquisition, and lower capitalization of allowance for funds used during construction (AFUDC).

Consolidated interest expense for the six months ended June 30, 2016 was $50.9 million compared with $46.1 million for the same period of 2015.

Other Income
Consolidated other income for the three months ended June 30, 2016, was $1.2 million, as compared with $1.0 million in the same period of 2015. This increase was primarily due to a $1.6 million increase in the value of deferred shares held in trust for non-employee directors deferred compensation (which, as discussed above, is offset by a corresponding increase to operating, general and administrative expenses). This is partially offset by lower capitalization of AFUDC.

Consolidated other income for the six months ended June 30, 2016 was $4.3 million compared with $1.7 million for the same period of 2015.

NorthWestern Reports Second Quarter 2016 Financial Results
July 22, 2016

Income Tax
Consolidated income tax expense for the three months ended June 30, 2016 was $2.9 million, as compared with $8.2 million in the same period of 2015. Our effective tax rate for the three months ended June 30, 2016 was 7.7% as compared with 21.0% for the same period of 2015. We currently expect our 2016 effective tax rate to range between 6% - 10%.

(in millions)	Three Months Ended June 30,
	2016		2015
Income Before Income Taxes	$38.5		$39.2

Income tax calculated at 35% federal statutory rate	13.5	35.0%	13.7	35.0%

Permanent or flow-through adjustments:
State income, net of federal provisions	(1.0)	(2.7)%	0.4	0.9%
Flow-through repairs deductions	(7.0)	(18.1)%	(4.9)	(12.4)%
Production tax credits	(2.3)	(6.0)%	(0.7)	(1.7)%
Plant and depreciation of flow-through items	(0.3)	(0.6)%	(0.2)	(0.6)%
Prior year permanent return to accrual adjustments	(0.1)	(0.3)%	—	—%
Other, net	0.1	0.4%	(0.1)	(0.2)%
Subtotal	(10.6)	(27.3)%	(5.5)	(14.0)%

Income Tax Expense	$2.9	7.7%	$8.2	21.0%

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate of 35% primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

Consolidated income tax expense for the six months ended June 30, 2016 was $5.4 million compared with $18.2 million for the same period of 2015.

Net Income
Consolidated net income for the three months ended June 30, 2016 was $35.6 million as compared with $31.0 million for the same period in 2015. This increase was primarily due to improved gross margin, due to the recognition of deferred revenue and the South Dakota electric rate increase, and lower income tax expense, partly offset by higher operating expenses due to the insurance recovery included in our 2015 results and higher interest expense.

Consolidated net income for the six months ended June 30, 2016 was $73.6 million compared with $82.4 million for the same period of 2015.

NorthWestern Reports Second Quarter 2016 Financial Results
July 22, 2016

Reconciliation of Primary Changes from 2015 to 2016

	Three Months Ended June 30,			Six Months Ended June 30,

($millions, except EPS)	Pre-tax Income	Net Income(1)	Diluted EPS	Pre-tax Income	Net Income(1)	Diluted EPS
2015 reported	$39.2	$31.0	$0.65	$100.6	$82.4	$1.74

Gross Margin
Lost revenue adjustment mechanism	12.6	7.7	0.16	10.6	6.5	0.13
South Dakota electric rate increase	10.0	6.2	0.13	18.6	11.4	0.24
Electric QF adjustment	6.1	3.8	0.08	6.1	3.8	0.08
Natural gas production	0.9	0.6	0.01	(0.7)	(0.4)	(0.01)
MPSC Disallowance	0.8	0.5	0.01	(9.5)	(5.8)	(0.12)
Electric retail volumes	0.3	0.2	—	(0.7)	(0.4)	(0.01)
Natural gas retail volumes	(1.3)	(0.8)	(0.02)	(1.1)	(0.7)	(0.01)
Electric transmission	(0.7)	(0.4)	(0.01)	(2.0)	(1.2)	(0.02)
Other	(1.4)	(0.9)	(0.02)	(2.7)	(1.7)	(0.04)
Subtotal: Margin Items Impacting Net Income	27.3	16.9	0.34	18.6	11.5	0.24

Hydro operations - Kerr conveyance	(5.9)	(3.6)	(0.07)	(11.8)	(7.3)	(0.15)
Production tax credits flowed through trackers	(2.7)	(1.7)	(0.03)	(5.9)	(3.6)	(0.08)
Gas production gathering fees	(0.6)	(0.4)	(0.01)	(1.0)	(0.6)	(0.01)
Property taxes recovered in trackers	2.2	1.4	0.03	3.9	2.4	0.05
Subtotal: Margin Items Not Impacting Net Income (2)	(7.0)	(4.3)	(0.08)	(14.8)	(9.1)	(0.19)

Total Gross Margin	20.3	12.6	0.26	3.8	2.4	0.05
OG&A Expense
Insurance recovery, net	(20.8)	(12.8)	(0.26)	(20.8)	(12.8)	(0.26)
Non-employee director deferred compensation	(1.6)	(1.0)	(0.02)	(4.7)	(2.9)	(0.06)
Hydro operations - Kerr conveyance	5.6	3.4	0.07	11.2	6.9	0.14
Distribution system infrastructure project expenses	1.3	0.8	0.02	1.6	1.0	0.02
Bad debt expense	1.2	0.7	0.01	2.2	1.4	0.03
Gas production gathering expense	0.6	0.4	0.01	1.0	0.6	0.01
Insurance reserves	—	—	—	(0.9)	(0.6)	(0.01)
Other expense reductions and cost control in 2016	2.8	1.7	0.03	0.8	0.5	0.01
Total OG&A Expense	(10.9)	(6.8)	(0.14)	(9.6)	(5.9)	(0.12)
Other items
Depreciation and depletion expense	(4.2)	(2.6)	(0.05)	(8.2)	(5.0)	(0.10)
Property and other taxes	(2.7)	(1.6)	(0.03)	(5.4)	(3.3)	(0.07)
Interest expense	(3.5)	(2.1)	(0.04)	(4.8)	(3.0)	(0.06)
Other income (includes offset to non-employee comp. above)	0.2	0.1	—	2.6	1.6	0.03
Perm. & flow-through adjustments to income tax		5.0	0.10		4.4	0.09
Impact of higher share count	—	—	(0.02)	—	—	(0.04)
Total Other items	(10.1)	(1.2)	(0.04)	(15.8)	(5.3)	(0.15)

Total impact of above items	(0.7)	4.6	0.08	(21.6)	(8.8)	(0.22)

2016 reported	$38.5	$35.6	$0.73	$79.0	$73.6	$1.52

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes normal effective tax rate of 38.5%.
(2) These items have offsets in operating expenses or income tax expenses that result in no impact to net income.

NorthWestern Reports Second Quarter 2016 Financial Results
July 22, 2016

Liquidity and Capital Resources
As of June 30, 2016, our total net liquidity was approximately $102.2 million, including $9.0 million of cash and $93.2 million of revolving credit facility availability. This compares to total net liquidity one year ago at June 30, 2015 of $163.0 million.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.50 per share, payable September 30, 2016 to common shareholders of record as of September 15, 2016.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our 2016 and final 2015 adjusted (non-GAAP) earnings guidance of $3.20 - $3.35 and $3.10 - $3.25 per diluted share, respectively, are summarized below. The amount below represents an after-tax (using a 38.5% effective tax rate) non-GAAP measure that may provide users of this financial information with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

						Estimated to Meet Guidance
2016	Q1 '16	Q2 '16	1H '16	Q3 '16	Q4 '16	Q3-Q4	Full Year '16
						Low - High	Low - High

Reported GAAP diluted EPS	$0.79	$0.73	$1.52			$1.54 - $1.69	$3.06 - $3.21

Non-GAAP Adjustments:

Unfavorable weather	0.09	0.07	0.16			?	0.16
MPSC disallowance of prior period costs	0.13	0.03	0.16			?	0.16
Remove prior period LRAM revenues		(0.18)	(0.18)			?	(0.18)

Adjusted Non-GAAP diluted EPS	$1.01	$0.65	$1.66	-	-	$1.54 - $1.69	$3.20 - $3.35

2015	Q1 '15	Q2 '15	1H '15	Q3 '15	Q4 '15	Q3-Q4	Full Year '15

Reported GAAP diluted EPS	$1.09	$0.65	$1.74	$0.51	$0.92	$1.43	$3.17

Non-GAAP Adjustments:

Unfavorable weather	0.09	0.02	0.11	—	0.06	0.06	0.17
Remove benefit of insurance settlement	—	(0.27)	(0.27)	—	—	—	(0.27)
QF liability adjustment	—	0.08	0.08	—	—	—	0.08

Adjusted Non-GAAP diluted EPS	$1.18	$0.48	$1.66	$0.51	$0.98	$1.49	$3.15

2016 Earnings Guidance Reaffirmed
NorthWestern reaffirms its 2016 adjusted (non-GAAP) earnings guidance range of $3.20 - $3.35 per diluted share based upon, but not limited to, the following major assumptions and expectations:

•	Normal weather in our electric and natural gas service territories;

•	A consolidated effective income tax rate of approximately 6%-10% of pre-tax income; and

•	Diluted average shares outstanding of approximately 48.6 million.

NorthWestern Reports Second Quarter 2016 Financial Results
July 22, 2016

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast today, July 22, 2016, at 11:00 a.m. Eastern time to review its financial results for the quarter ending June 30, 2016. The conference call will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting www.webcaster4.com/Webcast/Page/1050/15807. To participate, please go to the site at least 10 minutes in advance of the webcast to register. An archived webcast will be available shortly after the call and remain active for one year.

A telephonic replay of the call will be available for one month, beginning at 6:00 p.m. Eastern time on July 22, 2016, at (888) 203-1112 access code 2437706.

About NorthWestern Energy (NYSE: NWE)
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and natural gas to approximately 701,000 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the company's Web site at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Non-GAAP Diluted EPS, that are considered “non-GAAP financial measures.”  Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Gross Margin (Revenues less Cost of Sales) is a non-GAAP financial measure due to the exclusion of depreciation and depletion from the measure. Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs. Adjusted Non-GAAP Diluted EPS is another non-GAAP measure. The Company believes the presentation of Adjusted Non-GAAP Diluted EPS is more representative of our normal earnings than the GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings.

The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Guidance" and “2016 Earnings Guidance Updated”.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

NorthWestern Reports Second Quarter 2016 Financial Results
July 22, 2016

•
adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2015 Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Travis Meyer (605) 978-2967
travis.meyer@northwestern.com

Media Contact:
Claudia Rapkoch (866) 622-8081
claudia.rapkoch@northwestern.com